Exhibit (j) (2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment  to the Registration Statement on Form N-1A of Hennessy Funds Trust and to the use of our report dated December 30, 2014 on the financial statements and financial highlights of the Hennessy Focus Fund, Hennessy Equity and Income Fund, Hennessy Core Bond Fund, Hennessy Gas Utility Index Fund, Hennessy Small Cap Financial Fund, Hennessy Large Cap Financial Fund,  and Hennessy Technology Fund (the “Funds”), each a series of Hennessy Funds Trust.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2015